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                                                                   EXHIBIT 10.7


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of the 26th day of September, 1993 (the "Effective Date"), by and between INGLES MARKETS, INCORPORATED, a North Carolina corporation ("Employer") and ROBERT P. INGLE ("Employee").

                         W I T N E S S E T H  T H A T:

        WHEREAS, the parties have entered into an Employment Agreement (the "Employment Agreement") dated as of December 6, 1992; and

        WHEREAS, the parties desire to amend the Employment Agreement effective with respect to all Base Salary and Bonus (each as herein defined) due on and after the Effective Date, including, without limitation, all Bonus due with respect to Employer's 1994 fiscal year.

        WHEREAS, the parties desire to amend and restate the Employment Agreement in its entirety.

        NOW THEREFORE, the parties, for and in consideration of the mutual and reciprocal covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do contract and agree as follows:






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        1.  Employment.  Employer hereby employs Employee and Employee hereby accepts employment by Employer upon all of the terms and conditions as are hereinafter set forth.

        2. Duties. Employee's duties shall include serving as the Chairman of the Board of Directors, if elected by the shareholders of Employer and as Chairman of the Board by the Board of Directors of Employer, and as its Chief Executive Officer of Employer. Employee shall be responsible for the general supervision of Employer's operations, policies and financial affairs. Employer agrees that Employee's principal place of employment shall be located in or near Asheville, North Carolina, unless Employee shall agree otherwise in writing.

        3. Term. The term of this Agreement (the "Term") shall commence on the effective date, and shall continue until the earlier of (i) three (3) years from and after the Effective Date, (ii) disability or death of Employee pursuant to Items 10 and 11 hereof, respectively, (iii) Employer's termination of this Agreement for cause pursuant to Item 12 hereof, or (iv) Employee's voluntary termination of this Agreement pursuant to Item 13 hereof.

        4. Base Salary. Employer agrees to pay Employee, and Employee agrees to accept from Employer, in payment for services rendered by Employee and work to be performed by him under the terms of this Agreement, a "Base Salary" to be determined by the Audit/Compensation Committee of Employer's Board of Directors or any other committee of Employer's Board of Directors responsible for compensation matters (the "Compensation Committee") with




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respect to each fiscal year of Employer during the Term of this Agreement (an
"applicable fiscal year") and, if earned, a Bonus, as provided in Item 5 hereof. The Base Salary for each applicable fiscal year shall not be less than the Base Salary paid to Employee by Employer during the immediately preceding fiscal year. Employee's Base Salary for Employer's 1993 fiscal year was One Hundred Seventy Thousand and No/100 Dollars ($170,000.00). Employee's Base Salary for Employer's 1994 fiscal year shall be One Hundred Seventy Thousand and No/100 Dollars ($170,000.00). Employee's Base Salary for Employer's 1995 fiscal year shall be Two Hundred Thousand and No/100 Dollars ($200,000.00).
The Base Salary shall be paid to Employee no less frequently than monthly.

        5.  Bonus. Employer agrees to pay to Employee a bonus (a "Bonus") if
(a) certain financial results are achieved by Employer during an applicable fiscal year commencing with the Employer's 1995 fiscal year and (b) the Compensation Committee determines that payment of such Bonus is appropriate. Employee acknowledges that he is not entitled to be paid a Bonus pursuant hereto with respect to the Employer's 1993 and 1994 fiscal years. The Bonus shall be determined and, if earned, shall be paid as follows:

             A. Employer shall determine Employer's consolidated annual pre-tax income for Employer's 1994 fiscal year and each subsequent applicable fiscal year in accordance with generally accepted accounting principles as reflected in the Company's audited financial statements but without regard to (i) any cash bonus due Employee hereunder with respect to such applicable




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fiscal year and (ii) any unusual, nonrecurring or infrequent item or items of income or expense with respect to such applicable fiscal year which the Compensation Committee determines should not be reflected in the financial results of Employer for purposes of calculating the amount of the Bonus to Employee. With respect to any applicable fiscal year that is 53 weeks rather
than 52 weeks   long, for purposes of this Agreement, consolidated annual
pre-tax income for such applicable fiscal year shall be an amount equal to the consolidated annual pre-tax income for such applicable fiscal year divided by 53 and then multiplied by 52. The amount of such consolidated annual pre-tax income as so determined is referred to herein as the "adjusted annual pre-tax income."

             B. At the end of each applicable fiscal year during the Term of this Agreement, the adjusted annual pre-tax income for such applicable fiscal year shall be compared to the adjusted annual pre-tax income for the immediately preceding applicable fiscal year.

             C. For each full increment of $500,000 by which the adjusted annual pre-tax income for the current applicable fiscal year exceeds the adjusted annual pre-tax income for the immediately preceding applicable fiscal year, Employee's Bonus shall be as follows:

                Income                          Bonus
                ------                          -----
          For the first full
          increment of $500,000.00          $150,000.00

          For each successive full
          increment of $500,000.00          $150,000.00







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              D.  Notwithstanding anything in this Agreement to the contrary,
Employee's Bonus for any applicable fiscal year shall not exceed the lesser of
(a) one and one-half (1 1/2) times the amount of his Base Salary for that applicable fiscal year or (b) such amount that, when added to all of Employee's compensation (as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended [the "Code"] and applicable regulations promulgated thereunder [("Treasury Regulations"]), equals the amount of any deduction cap applicable to Employer and Employee under Section 162(m) of the Code and the Treasury Regulations for purposes of determining the maximum amount deductible by Employer for Employee's compensation (which for Employer's 1994 fiscal year was $1 million of compensation).

             E. Employee's Bonus may be estimated and payable in quarterly installments and shall be adjusted, as necessary, within seventy-five (75) days after the end of the applicable fiscal year. Employee and Employer each agree to pay any amounts owed to the other with respect to such adjustment within a reasonable period of time after the determination of any adjustment.

        6. Advances. At any time, and from time to time, Employee may receive advances from Employer against his Base Salary and estimated Bonus in an amount not to exceed, at any one time, $500,000.00. Simple interest shall be determined and charged quarter annually based upon the average outstanding amount of such advances at the Applicable Federal Rate, as determined under





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Section 1274(d) of the Code and the Treasury Regulations promulgated thereunder, for short term debts.

        7. Extent of Services. Employee agrees to devote his full time and undivided attention during normal business hours to Employer's businesses as shall be necessary or appropriate to the business and affairs of Employer, except for reasonable vacations and except for illness or incapacity, but nothing in this Agreement shall preclude Employee from devoting reasonable periods required for serving as a director or member of a committee of any organization involving no conflict of interest with the interest of Employer and from engaging in charitable and community activities, provided that such activities do not materially interfere with the regular performance of his duties and responsibilities.

        8. Vacation. Employee shall be entitled to up to six (6) weeks of vacation time with pay during each applicable fiscal year in which this Agreement is in effect.

        9. Fringe Benefits. Employee shall be entitled to participate in any employee benefit plans or agreements maintained by Employer in accordance with their terms, as the same may from time to time be adopted or amended, unless Employee is otherwise excluded from such plan. Employee shall also be entitled to perquisites, including, without limitation, an office, secretarial, clerical and accounting staff and other fringe benefits at least equal to those enjoyed by Employee during Employer's 1994 fiscal year. From time to time, Employer will provide Employee personal




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use of Employer's aircraft and Employee shall reimburse Employer for such cost.

        10. Disability. If Employee shall become mentally or physically disabled (i.e., an illness more serious than periodic or minor illnesses or injuries) so as to be unable to perform his duties hereunder consistently on a full-time basis for a period of six (6) calendar months after the commencement of such disability, he shall receive seventy-five (75%) percent of his Base Salary for the applicable fiscal year in which such disability commenced for the remainder of the Term of this Agreement. Employee and Employee's spouse shall remain covered by the major medical and hospitalization insurance provided by Employer for its employees for the remainder of their respective lives.

        11. Death. If Employee shall die during the Term of this Agreement, then the legal representative of his estate, or his designated beneficiary, as the case may be, shall receive seventy-five (75%) percent of his Base Salary for the applicable year of his death for the remainder of the Term of this Agreement. Employee's surviving spouse shall remain covered by the major medical and hospitalization insurance provided by Employer for its employees for the remainder of her life.

        Employer and Employee agree that this Agreement shall be amended upon the adoption by the Employer of any deferred compensation program that is to commence upon retirement, with or without life insurance.




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        12.  Termination For Cause. Employer may terminate this Agreement for cause and without prior notice in the event Employee shall commit any act or acts of material dishonesty which constitute a felony for which Employee could be incarcerated for five (5) years or more and which result or were intended to result, directly or indirectly, in Employee's gain or personal enrichment at Employer's expense.

        13. Termination Not For Cause. Employee may, without cause, terminate this Agreement by giving to Employer one hundred eighty (180) days' written notice by certified U.S. mail, Return Receipt Requested, at the office of Employer and such termination shall be effective on the one hundred eightieth (180th) day following the date of such notice. It is further agreed that upon Employee's resignation, except for obligations of either party to the other which have accrued as of the date such resignation shall become effective, Employee and Employer shall become and remain fully and finally released from all further and future obligations in performance under this Agreement.

        14. Indemnity. To the extent Employee signs or has signed any personal guarantee or obligation with respect to any of Employer's monetary or lease obligations, Employer hereby agrees to indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him with respect thereto.

        15. Waiver of Breach or Violation Not Deemed Continuing. The waiver by either party of any provision of this Agreement shall




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not operate as, or be construed to be, a waiver of any subsequent breach hereof.

        16. Notices. Any and all notices required or permitted to be given under this Agreement will be deemed given if in writing, upon three (3) days following the sending of such notice by certified U.S. mail, return receipt requested, (a) to Employee at the address indicated below Employee's signature hereto, or, (b) to Employer, to the address of Employer's principal office in Asheville, North Carolina. Either party shall have the right to change the address to which notice is to be sent by written notice to the other party as provided herein.

        17. Amendment; Law Governing. This Agreement represents the entire agreement between the parties with respect to the subject matter contained herein, and all agreements entered into prior hereto and any attempt at oral modification of this Agreement shall be void and of no effect. This Agreement may be amended only by a written instrument signed by the parties hereto which makes specific reference to this Agreement. This Agreement shall be construed in accordance with the laws of the State of North Carolina. If any part or portions hereof shall be determined to be invalid or illegal or unenforceable in whole or in part, neither the validity of the remaining part of such term nor the validity of any other Term of this Agreement shall in any way be effected thereby.

        18. Item Headings. The item headings contained in this Agreement are for convenience only and shall in no manner be





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construed as a part of this Agreement.

        19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one in the same Agreement.

        20. Assignment; Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives, successors and assigns, but neither this Agreement nor any right hereunder may be assigned or transferred by either party thereto, any beneficiary or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against Employee, his beneficiary or any other person. Notwithstanding the foregoing, Employer shall assign this Agreement to any corporation or other business entities succeeding to substantially all the business and assets of Employer by merger, consolidation, sale of assets, or otherwise and shall obtain the assumption of this Agreement by such successor.

        21. No Salary or Bonus Owed. Employee acknowledges that he has been paid all amounts owed to him under the Employment Agreement and this Agreement with respect to all fiscal years of the Employer through and including fiscal 1994 and Employee agrees to make no claim against Employer seeking the payment of any compensation pursuant to the Employment Agreement or this Agreement with respect to any such fiscal year.






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        22.  Amendment of Employment Agreement. This Agreement shall be deemed to amend and restate the Employment Agreement in its entirety as of the Effective Date.

            IN WITNESS WHEREOF, Employer has hereunto caused this Agreement to be executed by its duly authorized officers and its seal to be affixed and Employee has hereunto set his hand and seal on the day and year first above written.

EMPLOYEE:                            EMPLOYER:

                                     INGLES MARKETS, INCORPORATED


/s/ Robert P. Ingle     (SEAL)       By:/s/ Landy B. Laney
- ------------------------                -----------------------------
ROBERT P. INGLE                         LANDY B. LANEY, President
Address:
P.O. Box 6676, Highway 70,
Asheville, N.C. 28816
                                     Attest:/s/ Brenda S. Tudor
                                            -------------------
                                            BRENDA S. TUDOR,
                                            Secretary



                                (CORPORATE SEAL)


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